UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 20, 2007

QUIPP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-14870	59-2306191
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 NW 157th Street, Miami, Florida 33014

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code (305) 623-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.

Termination of a Material Definitive Agreement

As previously disclosed, Quipp, Inc. (“Quipp”) entered into an employment agreement with Michael S. Kady, its President and Chief Executive Officer, on October 25, 2005. The agreement provides that it will automatically be extended for an additional two-year period unless Quipp provides written notice, at least one year before its October 24, 2008 expiration, that the agreement will not be extended. The Board of Directors recently has considered this provision in light of certain developments unrelated to its view of Mr. Kady’s performance. Quipp’s previously announced strategic evaluation process has continued, and the Board of Directors did not believe it was appropriate in the context of the evaluation process to provide material extensions to any outstanding compensatory agreements. In this regard, Quipp previously has determined that it will not seek to renew its other outstanding employment agreements with two employees after the end of their stated terms. Accordingly, Quipp’s Board of Directors determined that a notice of non-renewal with respect to Mr. Kady’s agreement be provided. Quipp emphasizes that this action was not intended to reflect the Board of Directors’ view of Mr. Kady’s performance as Quipp’s President and Chief Executive Officer; in fact, the Board of Directors welcomes Mr. Kady’s continued service as Quipp’s President and Chief Executive Officer. Moreover, the agreement will continue in effect through October 24, 2008 (subject, in the event of a change of control, as defined in the agreement, to an extension of 24 months beyond the month in which the change of control occurs), and the Board of Directors anticipates that Mr. Kady will continue to serve as Quipp’s President and Chief Executive Officer after that time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIPP, INC.
(Registrant)

By:	/s/ MICHAEL S. KADY
Michael S. Kady
President and Chief Executive Officer

Dated: October 22, 2007